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                                                                     EXHIBIT 3.3


                                                          State of Delaware
                                                         Secretary of State
                                                      Division of Corporations
                                                   Delivered 05:51 PM 02/27/2004
                                                     FILED 05:08 PM 02/27/2004
                                                   SRV 040150882 - 3205998 FILE

                                FOURTH RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                               WEBSIDESTORY, INC.

(Pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware)

     WebSideStory, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware on July 13, 2000 (the "Corporation") certifies as follows:

     1. The Corporation's Fourth Restated Certificate of Incorporation was duly adopted by the Board of Directors and stockholders by written consent in accordance with Sections 242 and 245 of the General Corporation Law.

     2. The Corporation's Certificate of Incorporation is amended and restated to read in its entirety as follows:

                                   ARTICLE I
                                   ---------

     The name of the Corporation is WebSideStory, Inc.

                                   ARTICLE II
                                   ----------

     The address of the initial registered office of the corporation in the State of Delaware is 2711 Centerville Road, Suite 400, New Castle County, Wilmington, Delaware, and the name of the initial registered agent therein and in charge thereof, upon whom process against the corporation may be served is Corporation Service Company.

                                  ARTICLE III
                                  -----------

     The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of Delaware.

                                   ARTICLE IV
                                   ----------

     The total number of shares of capital stock which the Corporation shall have authority to issue is Seventy-Three Million Five Hundred Sixty-Two Thousand Four Hundred Forty-Six (73,562,446) shares, par value $.001 per share, of which
(a) Thirty Million Four Hundred Thirty-Four Thousand Two Hundred Thirty-Five (30,434,235) shares shall be preferred stock ("Preferred Stock"), consisting of Sixteen Million Seven Hundred Eighty-Eight Thousand Seven Hundred Forty-Six (16,788,746) shares of Series A Stock (as hereinafter defined), Eleven Million Five Hundred Ninety Thousand Five Hundred Thirty-Five (11,590,535) shares of Series B Stock (as hereinafter defined), Two Million Fifty-Four Thousand Seven Hundred Ninety-Four (2,054,794) shares of Series C Stock (as hereinafter defined), Forty-Eight (48) shares of Series D Stock (as hereinafter defined) and One Hundred Twelve (112) shares of Redeemable Preferred



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Stock (as hereinafter defined), and (b) Forty-Three Million One Hundred
Twenty-Eight Thousand Two Hundred Eleven (43,128,211) shares shall be common stock ("Common Stock").

     Except as otherwise restricted by this Fourth Restated Certificate of Incorporation, the Corporation is authorized to issue, from time to time, all or any portion of the capital stock of the Corporation which may have been authorized but not issued, to such person or persons and for such lawful consideration as it may deem appropriate, and generally in its absolute discretion to determine the terms and manner of any disposition of such authorized but unissued capital stock.

     The voting powers, designations, preferences, privileges and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions of each class of capital stock of the Corporation, shall be as provided in this Article IV.

     The Corporation may issue fractional shares of Convertible Stock (as defined below), Redeemable Preferred Stock (as defined below) and Common Stock. Fractional shares shall be entitled to dividends (on a pro rata basis), and the holders of fractional shares shall be entitled to all rights as stockholders of the Corporation to the extent provided herein and under applicable law in respect to such fractional shares. Fractional shares may, but need not, be represented by share certificates. Such shares, or fractions thereof, not represented by share certificates ("Uncertificated Shares") shall be registered in the stock records books of the Corporation. The Corporation at any time at its sole option may deliver to any registered holder of such shares share certificates to represent Uncertificated Shares previously issued (or deemed issued) to such holder.

A.   CONVERTIBLE REDEEMABLE PARTICIPATING PREFERRED STOCK.

     1. Designation. A total of Sixteen Million Seven Hundred Eighty-Eight Thousand Seven Hundred Forty-Six (16,788,746) shares of the Corporation's Preferred Stock shall be designated as a series known as Series A Convertible Redeemable Participating Preferred Stock (the "Series A Stock"); Eleven Million Five Hundred Ninety Thousand Five Hundred Thirty-Five (11,590,535) shares of the Corporation's Preferred Stock shall be designated as a series known as Series B Convertible Redeemable Participating Preferred Stock (the "Series B Stock"); Two Million Fifty-Four Thousand Seven Hundred Ninety-Four (2,054,794) shares of the Corporation's Preferred Stock shall be designated as a series known as Series C Convertible Redeemable Participating Preferred Stock (the "Series C Stock" and together with the Series A Stock and Series B Stock, the "Series ABC Stock"); and Forty-Eight (48) shares of the Corporation's Preferred Stock shall be designated as a series known as Series D Convertible Participating Preferred Stock (the "Series D Stock" and together with Series ABC Stock, the "Convertible Stock"). All of the preferential amounts to be paid to the holders of the Series ABC Stock as provided in this Section A shall be paid or set apart for payment before the payment or setting apart for payment of any amount for, or the distribution of any property of the Corporation to, the holders of any other equity securities of the Corporation, whether now or hereafter authorized, other than (a) the Series D Stock, which shall rank senior to the Redeemable Preferred and the Series ABC Stock in connection with any event referred to in Section A.4 and (b) the Redeemable Preferred Stock which shall rank senior to the Series ABC Stock in connection with any event referred to in Section A.4 and senior to the Convertible Stock in connection with any event referred to in Section A.5.



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          2. Election of Directors; Voting.

               (a) Election of Directors. The number of authorized directors of the Corporation shall not be less than five (5) nor greater than nine (9) and the exact number shall be determined by resolution of the Board of Directors of the Corporation (the "Board of Directors"). So long as the holders of the outstanding shares of Series A Stock and Series B Stock hold of record at least Nine Million (9,000,000) shares of Convertible Stock (adjusted appropriately for stock splits, stock dividends, recapitalizations and the like with respect to the Convertible Stock), such holders, voting together as a separate class, shall be entitled to elect two (2) directors of the Corporation; provided, however, that if the holders of the outstanding shares of Series A Stock and Series B Stock hold of record less than Nine Million (9,000,000), but at least Four Million Five Hundred Thousand (4,500,000), shares of Convertible Stock (adjusted appropriately for stock splits, stock dividends, recapitalizations and the like with respect to the Convertible Stock), then such holders, voting together as a separate class, shall be entitled to elect one (1) director of the Corporation. If any director elected by the Series A Stock and Series B Stock should cease to be a director of the Corporation for any reason, then, subject to the foregoing restrictions, the vacancy shall only be filled by the vote or written consent of the holders of the outstanding shares of Series A Stock and Series B Stock, voting together as a separate class. The holders of shares of Convertible Stock shall vote with the holders of Common Stock for the Remaining directors on an as converted basis and together as a single class.

               (b) Voting Generally. Each share of Convertible Stock shall be entitled to the number of votes equal to the largest number of shares of Common Stock (as described in Section C.1) into which such share of Convertible Stock could be converted pursuant to Section A.6 hereof on the record date for the vote or written consent of stockholders, if applicable, with fractional votes for fractional shares and appropriate adjustments for stock splits, stock dividends, recapitalizations and the like. Each holder of shares of Convertible Stock shall be entitled to notice of any stockholders' meeting in accordance with the by-laws of the Corporation and, except as provided in Section A.2(a) with respect to the election of no more than two (2) directors, shall vote with holders of the Common Stock, voting together as single class, upon all matters submitted to a vote of stockholders, excluding those matters required to be submitted to a class or series vote pursuant to the terms hereof (including, without limitation, Section A.2(a) and Section A.8) or by law.

          3. Dividends.

               (a) The holders of Convertible Stock shall be entitled to receive dividends out of funds legally available therefor at such times and in such amounts as the Board of Directors may determine in its sole discretion; provided, however, that, except as provided below with respect to the Series B Stock and Series C Stock, no such dividend may be declared or paid on any shares of Convertible Stock unless at the same time a dividend is declared or paid on all outstanding shares of Common Stock and vice versa, with holders of Convertible Stock and Common Stock sharing in any such dividends as if they constituted a single class of stock and with each holder of shares of Convertible Stock entitled to receive such dividends based on the number of shares of Common Stock into which such shares of Convertible Stock are then convertible in accordance with Section A.6 hereof.


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          (b) Notwithstanding the foregoing, the holders of Series B Stock and
Series C Stock shall be entitled to receive cumulative annual dividends per share of Series B Stock or Series C Stock, as applicable, outstanding equal to the product of (a) 0.06 multiplied by (b) the Series B Redemption Price or the Series C Redemption Price (as each such terms are defined in Section A.5(a)(i) below) prior and in preference to any dividends or other distributions payable with respect to the Common Stock.


     4.   Liquidation; Extraordinary Transaction.

          (a) Liquidation Preference. Upon any liquidation, dissolution or winding up of the Corporation and its subsidiaries, whether voluntary or involuntary (a "Liquidation Event"), the assets of the Corporation shall be distributed, subject to the payment, pursuant to Section B.4 below, of the Redeemable Liquidation Preference Amount to the holder of each outstanding share of Redeemable Preferred Stock pursuant to Section B.4, prior to any payments or distributions on the Series ABC Stock pursuant to Section A.4(a)(ii) below, as follows:

               (i) each holder of outstanding shares of Series D Stock shall be entitled to be paid out of the assets of the Corporation available for distribution to stockholders, whether such assets are capital, surplus or earnings (collectively, the "Distributable Assets"), prior to the payment or distribution of any Distributable Assets to the holders of Redeemable Preferred Stock, Series ABC Stock, Common Stock or of any other stock ranking on liquidation junior to the Series D Stock, an amount per share of Series D Stock equal to the sum of (A) the product of 0.00068 times the Distributable Assets plus (B) any declared but unpaid dividends on such shares of Series D Stock (the "Series D Liquidation Preference Amount"); provided, however, that the Series D Liquidation Preference Amount shall not exceed $32,314.61 per share of Series D Stock.

               (ii) each holder of outstanding shares of Series ABC Stock shall be entitled to be paid out of the Distributable Assets (after the payment of the aggregate Series D Liquidation Preference Amount pursuant to Section A.4(a)(i) and the Redeemable Liquidation Preference Amount pursuant to Section B.4), and before any amount shall be paid or distributed to the holders of Common Stock or of any other stock ranking on liquidation junior to the Convertible Stock, an amount in cash, equal to $0.9977 per share of Series A Stock (as adjusted appropriately for stock splits, stock dividends, recapitalizations and the like with respect to the Convertible Stock), $0.64708 per share of Series B Stock and $1.46 per share of Series C Stock held by such holder (as adjusted appropriately for stock splits, stock dividends, recapitalizations and the like with respect to the Convertible Stock), plus any accrued but unpaid dividends on such shares of Series B Stock or Series C Stock (each being a "Convertible Liquidation Preference Amount"), plus any declared but unpaid dividends on the Series A Stock, Series B Stock and Series C Stock. If, upon the occurrence of a Liquidation Event, the remaining Distributable Assets are insufficient to permit the payment to each holder of the Series ABC Stock the full Convertible Liquidation Preference Amount then, the Distributable Assets legally available to pay the Convertible Liquidation Preference Amount (after the aggregate payment of the Series D Liquidation Preference Amount and the Redeemable Liquidation Preference Amount) shall be distributed among the holders of the Series ABC Stock in proportion to the amount of the Convertible Liquidation Preference Amount each such holder is otherwise entitled to receive.


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          (iii)     the remainder of the Distributable Assets then shall be
distributed among the holders of Convertible Stock and Common Stock pro-rata based on the number of shares of Common Stock held by each (assuming full conversion of all such Convertible Stock); and

          (iv) notwithstanding the foregoing, if the holders of Series A Stock would receive pursuant to subsection (iii) alone (without payment of the applicable Convertible Liquidation Preference Amount pursuant to subsection
(ii) above) an amount that exceeds five (5) times the applicable Convertible Liquidation Preference Amount, then the holders of Series A Stock shall not be entitled to receive the Convertible Liquidation Preference Amount as provided in subsection (ii) above.

     (b)  Extraordinary Transactions.

          (i) The following transactions shall be deemed "Extraordinary Transactions" under this Article IV: (A) a merger or consolidation of the Corporation with or into another corporation (with respect to which less than a majority of the outstanding voting power of the surviving or consolidated corporation is held by persons who are stockholders of the Corporation immediately prior to such event); (B) the sale or transfer of all or substantially all of the properties and assets of the Corporation and its subsidiaries; (C) any purchase by any party (or group of affiliated parties) of shares of capital stock of the Corporation (either through a negotiated stock purchase or a tender for such shares), the effect of which is that such party (or group of affiliated parties) that did not beneficially own a majority of the voting power of the outstanding shares of capital stock of the Corporation immediately prior to such purchase beneficially owns at least a majority of such voting power immediately after such purchase; (D) the redemption or repurchase of shares representing a majority of the voting power of the outstanding shares of capital stock of the Corporation; or (E) of any other change of control of 50% or more of the outstanding voting power of the Corporation in a single transaction or series of related transactions, but in all cases excluding a public offering by the Corporation of shares of Common Stock or other securities. Clauses (C), (D) and (E) of the previous sentence shall be referred to collectively as "Change of Control Transactions."

          (ii) In accordance with the procedures set forth below, an Extraordinary Transaction shall be deemed a Liquidation Event solely for purposes of this Section A.4. All consideration payable to the stockholders of the Corporation by the relevant purchaser or the Corporation in connection with any such merger, consolidation or Change of Control Transaction or all consideration payable to the Corporation and distributable to its stockholders, together with all other available assets of the Corporation (net of obligations owed by the Corporation), in connection with any such asset sale, shall be paid by the purchaser or distributed by the Corporation, as applicable, to the holders of capital stock of the Corporation in accordance with the preferences and priorities set forth in Section A.4(a) above, with such preferences and priorities specifically intended to be applicable in any such merger, consolidation, asset sale or Change of Control Transaction as if such transaction were a Liquidation Event. In furtherance of the foregoing, the Corporation shall take such actions as are necessary to give effect to the provisions of this Section A.4, including without limitation, (i) causing the definitive agreement relating to such merger, consolidation or Change of Control Transaction to provide for a rate at which the shares of capital stock of the Corporation are


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converted into or exchanged for cash, new securities or other property, or redeemed, or (ii) redeeming or making a distribution in respect of the capital stock of the Corporation. The Corporation shall promptly provide to the holders of shares of Convertible Preferred Stock such information concerning the terms of such merger, consolidation, asset sale or Change of Control Transaction and the value of the assets of the Corporation as may reasonably be requested by the holders of Convertible Stock. All amounts due to the holders of Convertible Stock pursuant to Section A.4(a) above shall be payable in cash or, at the election of the holders of not less than two-thirds of the outstanding shares of Convertible Stock, in the same form of consideration as is paid to the holders of Common Stock. Any securities to be paid to the holders of Convertible Stock shall be valued as set forth in Section A.4(d). Notwithstanding anything to the contrary contained herein, each holder of shares of Convertible Preferred Stock shall have the right to elect to give effect to the conversion rights contained in Section A.6 instead of giving effect to the provisions contained in this Section A.4(b) with respect to the shares of Convertible Preferred Stock owned by them.

     (c) Notice. Prior to the occurrence of any Liquidation Event or any Extraordinary Transaction, the Corporation will furnish to each holder of Convertible Stock notice in accordance with Section A.9 hereof, together with a certificate prepared by the chief financial officer of the Corporation describing in detail the facts of such Extraordinary Transaction or Liquidation Event.

     (d) Valuation of Distribution Securities. Any securities or other consideration to be delivered to the holders of the Convertible Stock in accordance with the terms hereof shall be valued as follows:

          (iii) If traded on a nationally recognized securities exchange or inter-dealer quotation system, the value shall be deemed to be the average of the closing prices of the securities on such exchange or system over the thirty
(30) calendar day period ending three (3) business days prior to the closing;

          (iv) If traded over-the-counter, the value shall be deemed to be the average of the closing prices over the thirty (30) calendar day period ending three (3) business days prior to the closing; and

          (v) If there is no active public market, the value shall be the fair market value thereof, as mutually determined by the Corporation and the holders of not less than two-thirds of the outstanding shares of Convertible Stock; provided that, if the Corporation and such holders are unable to reach agreement, then by independent appraisal by a mutually agreed to investment banker, the fees of which shall be paid by the Corporation; provided, further, that, if the Corporation and such holders are unable to agree mutually to such investment banker, then by calculating the average of three appraisals conducted by three independent investment bankers, such that (A) the Corporation shall select and pay the fees of the first investment banker, (B) such holders shall select and pay the fees of the second investment banker and (C) the first two investment bankers selected shall select a third investment banker, the fees of which shall be paid equally by the Corporation, on the one hand, and such holders, on the other hand.


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     5. Redemption.

          (a) Redemption Date.

               (i)   At any time on or after June 18, 2005, but within ninety
(90) days after the receipt by the Corporation of a written request from the holders of not less than two-thirds of the then outstanding shares of Convertible Stock that all or, if less than all, a specified percentage of such holders' shares of Convertible Stock be redeemed and concurrently with surrender by such holders of the certificates representing such shares, the Corporation shall, to the extent it may lawfully do so, redeem in three (3) equal annual installments (each payment date being referred to herein as a "Redemption Date") the shares specified in such request by paying in cash therefor a sum equal to
(1) $0.9977 per share of Series A Stock (as adjusted for any stock splits, stock dividends, recapitalizations or the like) plus all declared but unpaid dividends on such share (the "Series A Redemption Price"). (2) $0.64708 per share of Series B Stock (as adjusted for any stock splits, stock dividends, recapitalizations or the like) plus all declared but unpaid dividends on such share (the "Series B Redemption Price"). (3) $1.46 per share of Series C Stock (as adjusted for any stock splits, stock dividends, recapitalizations or the like) plus all declared but unpaid dividends on such share (the "Series C Redemption Price"), and (4) $32,314.61 per share of Series D Stock (as adjusted for any stock splits, stock dividends, recapitalizations or the like) plus all declared but unpaid dividends on such share (the "Series D Redemption Price") (each of the Series A Redemption Price, Series B Redemption Price, the Series C Redemption Price and Series D Redemption Price, being a "Convertible Redemption Price"). The number of shares of Convertible Stock that the Corporation shall be required to redeem on any one Redemption Date shall be equal to the amount determined by dividing (i) the aggregate number of shares of Convertible Stock outstanding immediately prior to such Redemption Date that have been requested to be redeemed pursuant to this Section 5(a)(i) by (ii) the number of remaining Redemption Dates (including the Redemption Date to which such calculation applies). Any redemption of Convertible Stock effected pursuant to this Section 5(a)(i) shall be made on a pro rata basis among the holders of the Convertible Stock in proportion to the number of shares of Convertible Stock proposed to be redeemed by such holders.

               (ii)  Reserved.

               (iii) At least fifteen (15) but no more than thirty (30) days prior to each Redemption Date, written notice shall be mailed, first class postage prepaid, to each holder of record (at the close of business on the business day next preceding the day on which notice is given) of the Convertible Stock to be redeemed, at the address last shown on the records of the Corporation for such holder, notifying such holder of the redemption to be effected on the applicable Redemption Date, specifying the number of shares to be redeemed from such holder, the Redemption Date, the applicable Convertible Redemption Price, the place at which payment may be obtained and calling upon such holder to surrender to the Corporation, in the manner and at the place designated, the certificate or certificates representing the shares to be redeemed (the "Redemption Notice"). Except as provided in Section 5(a)(iv), on or after each Redemption Date, each holder of Convertible Stock to be redeemed on such Redemption Date shall surrender to the Corporation the certificate or certificates representing such shares, in the manner and at the place designated in the Redemption Notice, and thereupon the applicable Convertible


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Redemption Price of such shares shall be payable to the order or the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be cancelled. In the event less than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

               (iv) From and after each Redemption Date, unless there shall have been a default in payment of the Convertible Redemption Price, all rights of the holders of shares of Convertible Stock designated for redemption on such Redemption Date in the Redemption Notice as holders of Convertible Stock (except the right to receive the applicable Convertible Redemption Price without interest upon surrender of their certificate or certificates) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever. If the funds of the Corporation legally available for redemption of shares of Convertible Stock on a Redemption Date are insufficient to redeem the total number of shares of Convertible Stock to be redeemed on such date, those funds that are legally available will be used to redeem the maximum possible number of such shares ratably among the holders of such shares to be redeemed such that each holder of a share of Convertible Stock receives the same percentage of the applicable Convertible Redemption Price. The shares of Convertible Stock not redeemed shall remain outstanding and entitled to all the rights and preferences provided herein. At any time thereafter when additional funds of the Corporation are legally available for the redemption of shares of Convertible Stock, such funds will immediately be used to redeem the balance of the shares that the Corporation has become obliged to redeem on any Redemption Date but that it has not redeemed.

          (b) Purchase Date. At any time on or after June 18, 2005 with respect to the Convertible Stock, upon the election of the holders of not less than two-thirds of the outstanding Convertible Stock, as applicable, to cause the Corporation to redeem such Convertible Stock, each holder of such Convertible Stock shall be deemed to have elected to cause the applicable percentage of such shares held by such holder to be so redeemed. If at a Redemption Date shares of Convertible Stock are unable to be redeemed (as contemplated by Section A.5(c) below), then holders of the Convertible Stock shall also be entitled to interest and dividends pursuant to Sections A.5(c) and (d) below. The aggregate Convertible Redemption Price elected to be payable in cash pursuant to Section A.5(a) shall be payable in cash in immediately available funds to the respective holders on the Redemption Date (subject to Section A.5(c)). Until the aggregate Convertible Redemption Price has been paid in cash for all shares of Convertible Stock being redeemed or acquired: (A) except as required by Section A.3(b), no dividend whatsoever shall be paid or declared, and no distribution shall be made, on any capital stock of the Corporation; and (B) except as permitted by Section A.8(d) and B.8(d), no shares of capital stock of the Corporation (other than Redeemable Preferred Stock or Convertible Stock in accordance with this Section A.5) shall be purchased, redeemed or acquired by the Corporation and no monies shall be paid into or set aside or made available for a sinking fund for the purchase, redemption or acquisition thereof.

          (c) Redemption Prohibited. If, at a Redemption Date, the Corporation is prohibited by law from redeeming all shares of Convertible Stock for which redemption is required hereunder, then it shall redeem such shares on a pro-rata basis among the holders of Convertible Stock in proportion to the full respective redemption amounts to which they are

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entitled hereunder to the extent possible and shall redeem the remaining shares to be redeemed as soon as the Corporation is not prohibited by law from redeeming some or all of such shares. Any shares of Convertible Stock not redeemed shall remain outstanding and entitle to all of the rights and preferences provided in this Article IV. The Corporation shall take such reasonable action as shall be necessary or appropriate to review and promptly remove any impediment to its ability to redeem Convertible Stock under the circumstances contemplated by this Section A.5(c). In the event that the Corporation fails for any reason to redeem shares for which redemption is required pursuant to this Section A.5, including, without limitation, due to a prohibition of such redemption by law, then, during the period from the applicable Redemption Date through the date on which such shares are redeemed, the applicable Convertible Redemption Price and any dividend accumulating after the Redemption Date shall bear interest at the rate equal to the lesser of twelve percent (12%) per annum and the maximum rate permitted by law with such interest to accrue daily in arrears and to be compounded annually.

          (d) Dividend After Redemption Date. From and after a Redemption Date, no shares of Convertible Stock subject to redemption shall be entitled to dividends, if any, as contemplated by Section A.3; provided, however, that in the event that shares of Convertible Stock are unable to be redeemed and continue to be outstanding in accordance with Section A.5(c), such shares shall continue to be entitled to dividends and interest thereon as provided in Sections A.3 and A.5(c) until the date on which such shares are actually redeemed by the Corporation.

          (e) Surrender of Certificates. Upon receipt of the applicable Convertible Redemption Price by certified check or wire transfer, each holder of shares of Convertible Stock to be redeemed shall surrender the certificate or certificates representing such shares to the Corporation, duly assigned or endorsed for transfer (or accompanied by duly executed stock powers relating thereto), or, in the event the certificate or certificates are lost, stolen or missing, shall deliver an affidavit or agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection therewith (an "Affidavit of Loss") with respect to such certificates at the principal executive office of the Corporation or the office of the transfer agent for the Convertible Stock or such office or offices in the continental United States of an agent for redemption as may from time to time be designated by notice to the holders of Convertible Stock, and each surrendered certificate shall be canceled and retired.

     6. Conversion. The holders of the Convertible Stock shall have the following conversion rights:

          (a) Conversion Upon Election of Holders. Each holder of a share of Convertible Stock shall be entitled at any time, upon the written election of such holder without the payment of any additional consideration, to convert such share of Convertible Stock into the number of fully paid and nonassessable shares of Common Stock, which results from dividing the applicable Conversion Value (as defined in this Section A.6(a)) per share in effect for the Convertible Stock at the time of conversion, as the numerator, by the applicable Conversion Price (as defined in this Section A.6(a)) of the Convertible Stock, as the denominator. The number of shares of Common Stock into which a share of a Convertible Stock is convertible is hereinafter referred to as the "Conversion Rate." In addition, the holders of shares of Convertible Stock shall be entitled at any time, upon the written election of two-thirds of the


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outstanding shares of Convertible Stock without the payment of any additional consideration, to cause all (but not less than all) of the outstanding shares of Convertible Stock to be automatically converted into shares of Common Stock at the applicable Conversion Rate. Upon the filing of this Fourth Restated Certificate of Incorporation with the Secretary of State of the State of Delaware, the "Conversion Price" per share of Series A Stock shall be $2.757584, per share of the Series B Stock shall be $0.64708, per share of Series C Stock shall be $1.46 and per share of Series D Stock shall be $0.000065965. The "Conversion Value" per share of Series A Stock shall be $0.9977, per share of Series B Stock shall be $0.64708, per share of Series C Stock shall be $1.46 and per share of Series D Stock shall be $1.46 (each as adjusted for any stock splits, stock dividends, recapitalizations or the like). The Conversion Price per share of Convertible Stock and the Conversion Rate shall be subject to adjustment hereafter from time to time (but no adjustment shall be made to account for issuances or other events prior to the date of the filing hereof) as provided in Section A.7 hereof. If any share of Convertible Stock is converted at a time when there are any declared but unpaid dividends or other amounts due on or in respect of such shares, such declared but unpaid dividends and other amounts shall be paid in full in cash by the Corporation in connection with such conversion.

     (b) Automatic Conversion Upon QPO. Each share of Convertible Stock shall automatically be converted, without the payment of any additional consideration, into shares of Common Stock as of, and in all cases subject to, the closing of the Corporation's first underwritten offering to the public pursuant to an effective registration statement under the Securities Act of 1933, as amended, provided that (i) such registration statement covers the offer and sale of Common Stock for which the aggregate proceeds attributable to sales for the account of the Corporation, act of underwriting discounts of commissions, exceed $20 million, (ii) the value of the Corporation immediately prior to the offering is equal to or greater than $150,000,000, as determined by multiplying the public offering price per share by the number of outstanding shares of Common Stock of the Corporation immediately prior to the offering (assuming exercise or conversion of all outstanding securities exercisable for or convertible into the Corporation's Common Stock), (iii) the per share offering price of the Common Stock is at least $2.25, (iv) such Common Stock is listed for trading on either the: New York Stock Exchange or the Nasdaq National Market and (v) all outstanding shares of Redeemable Preferred Stock and all declared but unpaid dividends thereon are paid in full (a "QPO" or a "Qualified Public Offering"): provided that if a closing of a QPO occurs, all outstanding shares of Convertible Stock shall be deemed to have been converted into shares of Common Stock immediately prior to such closing. Any such conversion shall be at the Conversion Rate in effect upon the closing of a QPO, as applicable.

     If the holders of shares of Convertible Stock are required to convert the outstanding shares of Convertible Stock pursuant to this Section A.6(b)at a time when there are any declared but unpaid dividends or other amounts due on or in respect of such shares, such dividends and other amounts shall be paid in full in cash by the Corporation in connection with such conversion.


     (c) Procedure for Voluntary Conversion. Upon election to convert pursuant to Section A.6(a), the relevant holder of Convertible Stock shall surrender the certificate or certificates representing the Convertible Stock being converted, duly assigned or endorsed for transfer to the Corporation (or accompanied by duly executed stock powers relating thereto), at the principal executive office of the Corporation or the offices of the transfer agent for the Convertible Stock or such office or offices in the continental United States of an agent for conversion as may from time to time be designated by notice to the holders of the Convertible Stock by the Corporation, or shall deliver an Affidavit of Loss with respect to such certificates. The issuance by the Corporation of Common Stock upon a conversion of Convertible Stock pursuant to Section A.6(a) hereof shall be effective as of the surrender of the certificate or certificates for the Convertible Stock to be converted, duly assigned or endorsed for transfer to the Corporation (or accompanied by duly executed stock powers relating thereto), or as of the delivery of an Affidavit of Loss. Upon surrender of a certificate representing Convertible Stock for conversion, or delivery of an Affidavit of Loss, the Corporation shall issue and send by hand delivery, by courier or by first class mail (postage prepaid) to the holder thereof or to such holder's designee, at the address designated by such holder, certificates for the number of shares of Common Stock to which such holder shall be entitled upon conversion plus a cash payment in the amount of any declared but unpaid dividends and other amounts as contemplated by Section A.6(a) in respect of the shares of Convertible Stock. The issuance of certificates for Common Stock upon conversion of Convertible Stock will be made without charge to the holders of such shares for any issuance tax in respect thereof or other costs incurred by the Corporation in connection with such conversion and the related issuance of such stock. In the event of any public offering constituting a QPO, the provisions of Section A.6(d) shall apply.

     (d) Procedure for Automatic Conversion. As of, and in all cases subject to, the closing of a QPO (the "Automatic Conversion Date"), all outstanding shares of Convertible Stock shall be converted automatically into shares of Common Stock at the applicable Conversion Rate and without any further action by the holders of such shares and whether or not the certificates representing such shares of Convertible Stock are surrendered to the Corporation or its transfer agent. On the Automatic Conversion Date, all rights with respect to the Convertible Stock so converted shall terminate, except any of the rights of the holders thereof upon surrender of their certificate or certificates therefor or delivery of an Affidavit of Loss thereof to receive certificates for the number of shares of Common Stock into which such Convertible Stock has been converted plus all declared but unpaid dividends and other amounts as contemplated by Section A.6(b). Certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his, her or its attorney duly authorized in writing. Upon surrender of such certificates or Affidavit of Loss, the Corporation shall issue and deliver to such holder, promptly (and in any event in such time as is sufficient to enable such holder to participate in such QPO, as applicable) at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of the Convertible Stock surrendered are convertible on the Automatic Conversion Date and shall pay all declared but unpaid dividends and other amounts as contemplated by Section A.6(b) in respect of the shares of Convertible Stock which are converted.

     (e) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of Convertible Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Convertible Stock. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all of the then outstanding shares of Convertible Stock, the Corporation will take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

               (f) No Closing of Transfer Books. The Corporation shall not close its books against the transfer of shares of Convertible Stock in any manner which would interfere with the timely conversion of any shares of Convertible Stock.

     7. Adjustments. The Conversion Price in effect from time to time shall be subject to adjustment from and after the date of filing of this Fourth Restated Certificate of Incorporation and regardless of whether any shares of Convertible Stock are then issued and outstanding as follows:

               (a) Dividends and Stock Splits. If the number of shares of Common Stock outstanding at any time after the date hereof is increased by a stock dividend payable in shares of Common Stock or by a subdivision or split-up of shares of Common Stock, then, on the date such payment is made or such change is effective, the Conversion Price shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of any shares of Convertible Stock shall be increased in proportion to such increase of outstanding shares of Common Stock.

               (b) Reverse Stock Splits. If the number of shares of Common Stock outstanding at any time after the date hereof is decreased by a combination or reverse split of the outstanding shares of Common Stock, then, on the effective date of such combination or reverse split, the Conversion Price shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of any shares of Convertible Stock shall be decreased in proportion to such decrease in outstanding shares of Common Stock.

               (c) Sale of Common Stock. In the event the Corporation shall at any time, or from time to time, issue, sell or exchange any shares of Common Stock (including shares held in the Corporation's treasury, other than (i) shares of Convertible Preferred Stock at the applicable Conversion Price then in effect, (ii) shares of Common Stock, issuable pursuant to options or warrants outstanding at any time, issued to officers, directors, consultants or employees of the Corporation upon the exercise of options or other rights issued to such officers, directors, consultants or employees pursuant to the Corporation's stock option plan, (iii) shares of Common Stock, issuable pursuant to options or warrants for vendors, suppliers, consultants and service providers outstanding at any time, provided that (X) the issuance of such options or warrants with an exercise price per share less than the Conversion Price of the Series A or B Stock is approved by a director elected by the holders of Series A Stock and Series B Stock pursuant to Section 2(a) and (Y) the exercise price per share for such options or warrants is not less than $1.46 per share, (iv) shares of Common Stock issued as consideration for acquisitions approved by a majority of the members of the Board of Directors, and (v) shares of Series D Stock and 2,553,635 shares of Common Stock issuable or sold pursuant to share purchase agreements with officers or employees of the Corporation that are approved by the board of directors (collectively, the "Excluded Shares"), for a consideration per share less than the Conversion Price of the Series A Stock, Series B Stock, Series C Stock or Series D Stock in effect immediately prior to the issuance, sale or exchange of such shares, then, and thereafter successively upon each such issuance, sale or exchange, the Conversion Price with respect to such Series A Stock, Series B Stock, Series C Stock or Series D Stock, as applicable, in effect immediately prior to the issuance, sale or exchange of such shares shall forthwith be reduced to an amount determined by multiplying such Conversion Price by a fraction:

        (i) the numerator of which shall be (X) the number of shares of Common Stock of all classes outstanding immediately prior to the issuance of such additional shares of Common Stock (excluding treasury shares but including all shares of Common Stock issuable upon conversion or exercise of any outstanding Convertible Stock, options, warrants, rights or convertible securities), plus
(Y) the number of shares of Common Stock which the net aggregate consideration received by the Corporation for the total number of such additional shares of Common Stock so issued would purchase at the Conversion Price (prior to adjustment), and

        (ii) the denominator of which shall be (X) the number of shares of Common Stock of all classes outstanding immediately prior to the issuance of such additional shares of Common Stock (excluding treasury shares but including all shares of Common Stock issuable upon conversion or exercise of any outstanding Convertible Stock, options, warrants, rights or convertible securities), plus (Y) the number of such additional shares of Common Stock so issued.

     (d) Sale of Options, Rights or Convertible Securities. In the event the Corporation shall at any time or from time to time, issue options, warrants or rights to subscribe for shares of Common Stock, or issue any securities convertible into or exchangeable for shares of Common Stock (other than any options or warrants for Excluded Shares), for a consideration per share (determined by dividing the Net Aggregate Consideration (as determined below) by the aggregate number of shares of Common Stock that would be issued if all such options, warrants, rights or convertible securities were exercised or converted to the fullest extent permitted by their terms) less than the Conversion Price of the Series A Stock, Series B Stock, Series C Stock or Series D Stock in effect immediately prior to the issuance of such options or rights or convertible or exchangeable securities, the Conversion Price with respect to the applicable series in effect immediately prior to the issuance of such options, warrants or rights or securities shall be reduced to an amount determined by multiplying such Conversion Price by a fraction:

        (i) the numerator of which shall be (X) the number of shares of Common Stock of all classes outstanding immediately prior to the issuance of such options, rights or convertible securities (excluding treasury shares but including all shares of Common Stock issuable upon conversion or exercise of any outstanding Convertible Stock, options, warrants, rights or convertible securities), plus (Y) the number of shares of Common Stock which the total amount of consideration received by the Corporation for the issuance of such options, warrants, rights or convertible securities plus the minimum amount set forth in the terms of such security as payable to the Corporation upon the exercise or conversion thereof (the "Net Aggregate Consideration") would purchase at the Conversion Price prior to adjustment, and

        (ii) the denominator of which shall be (X) the number of shares of Common Stock of all classes outstanding immediately prior to the issuance of such options.

warrants, rights or convertible securities (excluding treasury shares but including all shares of Common Stock issuable upon conversion or exercise of any outstanding Convertible Stock, options, warrants, rights or convertible securities), plus (Y) the aggregate number of shares of Common Stock that would be issued if all such options, warrants, rights or convertible securities were exercised or converted.

          (e) Expiration or Change in Price. If the consideration per share provided for in any options or rights to subscribe for shares of Common Stock or any securities exchangeable for or convertible into shares of Common Stock, changes at any time, the Conversion Price in effect at the time of such change shall be readjusted to the Conversion Price which would have been in effect at such time had such options or convertible securities provided for such changed consideration per share (determined as provided in Section A.7(d) hereof), at the time initially granted, issued or sold; provided, that such adjustment of the Conversion Price will be made only as and to the extent that the Conversion Price effective upon such adjustment remains less than or equal to the Conversion Price that would be in effect if such options, rights or securities had not been issued. No adjustment of the Conversion Price shall be made under this Section A.7 upon the issuance of any additional shares of Common Stock which are issued pursuant to the exercise of any warrants, options or other subscription or purchase rights or pursuant to the exercise of any conversion or exchange rights in any convertible securities if an adjustment shall previously have been made upon the issuance of such warrants, options or other rights. Any adjustment of the Conversion Price shall be disregarded if, as, and when the rights to acquire shares of Common Stock upon exercise or conversion of the warrants, options, rights or convertible securities which gave rise to such adjustment expire or are canceled without having been exercised, so that the Conversion Price effective immediately upon such cancellation or expiration shall be equal to the Conversion Price in effect at the time of the issuance of the expired or canceled warrants, options, rights or convertible securities, with such additional adjustments as would have been made to that Conversion Price had the expired or canceled warrants, options, rights or convertible securities not been issued.

          (f) Other Adjustments. In the event the Corporation shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in securities of the Corporation other than shares of Common Stock, then and in each such event lawful and adequate provision shall be made so that the holders of Convertible Stock shall receive upon conversion thereof in addition to the number of shares of Common Stock receivable thereupon, the number of securities of the Corporation which they would have received had their Convertible Stock been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the date of conversion, retained such securities receivable by them as aforesaid during such period, giving application to all adjustments called for during such period under this Section A.7 as applied to such distributed securities.

          (g) Reclassification, etc. If the Common Stock issuable upon the conversion of the Convertible Stock shall be changed into the same or different number of shares of any class or classes of stock, whether by reclassification or otherwise (other than a subdivision or combination of shares or stock dividend provided for above, or a reorganization, merger, consolidation or sale of assets provided for elsewhere in this Section A.7), then and in each such event the holder of each share of Convertible Stock shall have the right thereafter to convert such share into the kind and amount of shares of stock and other securities and property receivable upon such reclassification or other change, by holders of the number of shares of Common Stock into which such shares of Convertible Stock might have been converted immediately prior to such reclassification or change, all subject to further adjustment as provided herein.

          (h) Members and Other Reorganizations. Unless such transaction is an Extraordinary Transaction, if at any time or from time to time there shall be a capital reorganization of the Common Stock (other than a subdivision, combination, reclassification or exchange of shares provided for elsewhere in this Section A.7) or a merger or consolidation of the Corporation with or into another corporation, then, as part of and as a condition to the effectiveness of such reorganization, merger or consolidation, lawful and adequate provision shall be made so that the holders of the Convertible Stock shall thereafter be entitled to receive upon conversion of the Convertible Stock the number of shares of stock or other securities or property of the Corporation, or of the successor corporation resulting from such merger or consolidation or sale, to which a holder of Common Stock would have been entitled in connection with such capital reorganization, merger, consolidation, or sale. In any such case, appropriate provisions shall be made with respect to the rights of the holders of the Convertible Stock after the reorganization, merger, consolidation or sale to the end that the provisions of this Section A.7 (including, without limitation, provisions for adjustment of the applicable Conversion Price and the number of shares purchasable upon conversion of the Convertible Stock) shall thereafter be applicable, as nearly as may be, with respect to any shares of stock, securities or assets to be deliverable thereafter upon the conversion of the Convertible Stock.

          (i) Certificate. Upon the occurrence of each adjustment or readjustment pursuant to this Section A.7, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof. The Corporation shall, upon written request at any time of any holder of Convertible Stock, prepare, furnish or cause to be furnished to such holder a certificate setting forth: (i) such adjustment or readjustment, showing in detail the facts upon which such adjustments or readjustment is based; (ii) the Conversion Price before and after such adjustment or readjustment; and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of such holder's shares of Convertible Stock.

    8. Covenants. So long as any shares of Convertible Stock shall be outstanding, the Corporation shall not, without first having provided written notice of such to each holder of outstanding shares of Convertible Stock and having obtained or written consent of the holders of not less than two-thirds of the outstanding shares of Convertible Stock, voting as a single class, with each share of Convertible Stock entitling the holder thereof to one vote per share of Convertible Stock held by such holder;

          (a) amend, alter or repeal any provision of, or add any provision to,
Article IV of this Fourth Restated Certificate of Incorporation, or otherwise amend, alter or repeal any provision of, or add any provision to, this Fourth Restated Certificate of Incorporation or the Corporation's by-laws, if such later action would alter or change the preferences, rights, privileges or powers of, or the restrictions provided for the benefit of, any of the Convertible Stock;

          (b) create, obligate itself to create, authorize or issue any new class or classes of stock or new series of common stock or preferred stock, or any security convertible into or evidencing the right to purchase shares of any new class or series of common stock or preferred stock or any new capital stock of the Corporation having preference over or being on parity with the Convertible Stock in any respect;

          (c) declare or pay any dividends or apply any of its assets to the redemption, retirement, purchase or other acquisition, directly or indirectly, through subsidiaries or otherwise, except for (i) the redemption of Convertible Stock or Redeemable Preferred Stock pursuant to and as provided in this Fourth Restated Certificate of Incorporation, and (ii) the redemption at cost of shares of Common Stock from employees, officers or directors of, or consultants, advisors or independent contractors to, the Corporation or any of its subsidiaries pursuant to a stock option plan approved by the Board of Directors or a committee thereof; or

          (d) notwithstanding anything herein to the contrary, so long as at least Two Million (2,000,000) shares of Convertible Stock (adjusted appropriately for stock splits, stock dividends, recapitalizations and the like with respect to the Convertible Stock) shall be outstanding, effect any: (i) Liquidation Event; (ii) merger or consolidation of the Corporation with or into another corporation (with respect to which less than a majority of the outstanding voting power of the surviving or consolidated corporation is held by persons who are stockholders of the Corporation immediately prior to such event); (iii) sale or transfer of all or substantially all of the properties and assets of the Corporation and its subsidiaries; or (iv) redemption or repurchase of shares representing a majority of the voting power of the outstanding shares of capital stock of the Corporation; but in all cases excluding: (x) a public offering by the Corporation of shares of Common Stock or other securities; and
(y) any transaction pursuant to which the holders of Convertible Stock and Redeemable Preferred Stock would receive in exchange for all shares of Convertible Stock (including shares of Common Stock resulting from the conversion of Convertible Stock) and Redeemable Preferred Stock then held by them, an aggregate amount equal to not less than $120 million; provided, however, that in each case such aggregate amount thresholds shall be reduced by any amounts previously paid by the Corporation pursuant to a redemption of any Convertible Stock or Redeemable Preferred Stock.

               Further, the Corporation shall not, by amendment of this Fourth Restated Certificate of Incorporation or through any Extraordinary Transaction or other reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities, agreement or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but shall at all times in good faith assist in the carrying out of all the provisions of this Article IV and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the holders of the Convertible Stock against impairment. Any successor to the Corporation shall agree, as a condition to such succession, to carry out and observe the obligations of the Corporation hereunder with respect to the Convertible Stock.

     9.   Notice.

               (a) Liquidation Events, Extraordinary Transactions, Etc. In the event (i) the Corporation establishes a record date to determine the holders of any class of securities who are entitled to receive any dividend or other distribution or who are entitled to vote at a meeting (or by written consent) in connection with any of the transactions identified in clause (ii) hereof, or
(ii) any Liquidation Event (as defined in Section A.4), any Extraordinary Transaction (as defined in Section A.4), any QPO (as defined in Section A.6) or any other public offering becomes reasonably likely to occur, the Corporation shall mail or cause to be mailed by first class mail (postage prepaid) to each holder of Convertible Stock at least twenty (20) days prior to such record date specified therein or the expected effective date of any such transaction, whichever is earlier, a notice specifying (A) the date of such record date for the purpose of such dividend or distribution or meeting or consent and a description of such dividend or distribution or the action to be taken at such meeting or by such consent, (B) the date on which any such Liquidation Event, Extraordinary Transaction, QPO or other public offering is expected to become effective, and (C) the date on which the books of the Corporation shall close or a record shall be taken with respect to any such event.

               (b) Waiver of Notice. The holder or holders of not less than two-thirds of the outstanding shares of Convertible Stock may, at any time upon written notice to the Corporation, waive any notice provisions specified herein for the benefit of such holders, and any such waiver shall be binding upon all holders of such securities.

               (c) General. In the event that the Corporation provides any notice, report or statement to any holder of Common Stock, the Corporation shall at the same time provide a copy of any such notice, report or statement to each holder of outstanding shares of Convertible Stock.

     10. No Reissuance of Convertible Stock. No share or shares of Convertible Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be canceled, retired and eliminated from the shares which the Corporation shall be authorized to issue.

     11. Contractual Rights of Holders. The various provisions set forth herein for the benefit of the holders of the Convertible Stock shall be deemed contract rights enforceable by them, including without limitation, one or more actions for specific performance.

B.   REDEEMABLE PREFERRED STOCK

     1. Designation. A total of One Hundred Twelve (112) shares of the Corporation's Preferred Stock shall be designated as a series known as Redeemable Preferred Stock ("Redeemable Preferred Stock"). All of the preferential amounts to be paid to the holders of the Redeemable Preferred Stock as provided in this Section B shall be paid or set apart for payment before the payment or setting apart for payment of any amount for, or the distribution of any property of the Corporation to, the holders of any other equity securities of the Corporation, whether now or hereafter authorized.

     2. Voting. The Redeemable Preferred Stock shall not be entitled to vote on any manners except in the extent otherwise required under Delaware law.

     3. Dividends. The holders of Redeemable Preferred Stock shall not be entitled to receive dividends.

     4.   Liquidation; Extraordinary Transaction.

          (a) Liquidation Preference. Upon any Liquidation Event, each holder of outstanding shares of Redeemable Preferred Stock shall be entitled to be paid out of the Distributable Assets (after the payment of the aggregate Series D Liquidation Preference Amount pursuant to Section A.4(a)(i)), and before any amount shall be paid or distributed to the holders of Series ABC Stock or Common Stock or of any other stock ranking on liquidation junior to the Redeemable Preferred Stock (including the Series ABC Stock), an amount in cash equal to $150,000 per share of Redeemable Preferred Stock held by such holder (with no adjustment for any stock split, stock dividend, recapitalization or the like with respect to any of the Corporation's equity securities) (the "Redeemable Liquidation Preference Amount"). If, upon the occurrence of a Liquidation Event, the remaining Distributable Assets are insufficient to permit the payment to each holder of Redeemable Preferred Stock of the full Redeemable Liquidation Preference Amount, then, the Distributable Assets legally available to pay the Convertible Liquidation Preference Amount (after the aggregate payment of the Series D Liquidation Preference Amount) shall be distributed among the holders of the Redeemable Preferred Stock in proportion to the amount of the Redeemable Liquidation Preference Amount each such holder is otherwise entitled to receive.

          (b) Extraordinary Transaction. In accordance with the procedures set forth below, an Extraordinary Transaction shall be deemed a Liquidation Event. Upon the occurrence of an Extraordinary Transaction, each of the holders of Redeemable Preferred Stock shall be entitled to receive all amounts specified in Section B.4(a) hereof. All consideration payable to the stockholders of the Corporation by the relevant purchaser or the Corporation in connection with any such merger, consolidation or Change of Control Transaction (as defined in Section A.4 above), or all consideration payable to the Corporation and distributable to its stockholders, together with all other available assets of the Corporation (net of obligations owed by the Corporation), in connection with any such asset sale, shall be paid by the purchaser or distributed by the Corporation, as applicable, to the holders of capital stock of the Corporation in accordance with the preferences and priorities set forth in Section B.4 above, with such preferences and priorities specifically intended to be applicable in any such merger, consolidation, asset sale or Change of Control Transaction as if such transaction were a Liquidation Event. In furtherance of the foregoing, the Corporation shall take such actions as are necessary to give effect to the provisions of this Section B.4, including without limitation, (i) causing the definitive agreement relating to such merger, consolidation or Change of Control Transaction to provide for a rate at which the shares of capital stock of the Corporation are converted into or exchanged for cash, new securities or other property, or redeemed, or (ii) redeeming or making a distribution in respect of the capital stock of the Corporation. The Corporation shall promptly provide to the holders of shares of Redeemable Preferred Stock such information concerning the terms of such merger, consolidation, asset sale or Change of Control Transaction and the value of the assets of the Corporation as may reasonably be requested by the holders of Redeemable Preferred Stock. All amounts due to the holders of Redeemable Preferred Stock pursuant to Section B.4(a) above shall be payable in cash or, at the election of the holders of not less than two-thirds of the outstanding shares of Redeemable Preferred Stock, in the same form of consideration as is paid to the holders of Common Stock. Any securities to be paid to the holders of Redeemable Preferred Stock shall be valued as set forth in Section A.4(d).
Prior to the occurrence of any Liquidation Event or any Extraordinary Transaction, the Corporation will furnish to each holder of Redeemable
Preferred Stock notice in accordance with Section B.9 hereof, together with a certificate prepared by the chief financial officer of the Corporation describing in detail the facts of such Extraordinary Transaction or Liquidation Event.

     5.   Redemption.

          (a)  Redemption Events.

               (i) Automatic. Immediately upon and as of, and in all cases subject to, the closing of any offering by the Corporation of its capital stock for sale to the public pursuant to an effective registration statement under
Section 5 of the Securities Act of 1933, as amended, the Corporation shall redeem all (and not less than all) of the outstanding shares of Redeemable Preferred Stock at the Redeemable Preferred Redemption Price specified in Section B.5(a)(ii).

               (ii) On or after June 18, 2005.

                    (A) At any time on or after June 18, 2005, but within ninety (90) days after the receipt by the Corporation of a written request from the holders of not less than two-thirds of the then outstanding Redeemable Preferred Stock that all or, if less than all, a specified percentage of such holders shares of Redeemable Preferred Stock be redeemed and concurrently with surrender by such holders of the certificates representing such shares, the Corporation shall, to the extent it may lawfully do so, redeem in three (3) annual installments (each payment date being referred to herein as "Redemption Date") the shares specified in such request by paying in cash therefor a sum equal to $150,000 per share of Redeemable Preferred Stock (the "Redeemable Preferred Redemption Price"). The number of shares of Redeemable Preferred Stock that the Corporation shall be required to redeem on any one Redemption Date shall be equal to the amount determined by dividing (i) the aggregate number of shares of Redeemable Preferred Stock outstanding immediately prior to such Redemption Date that have been requested to be redeemed pursuant to this Section B.5(a)(ii)(A) by (ii) the number of remaining Redemption Dates (including the Redemption Date to which such calculation applies). Any redemption of Redeemable Preferred Stock effected pursuant to this Section B.5(a)(ii)(A) shall be made on a pro rata basis among the holders of the Redeemable Preferred Stock in proportion to the number of shares of Redeemable Preferred Stock proposed to be redeemed by such holders.

                    (B) At least fifteen (15) but no more than thirty (30) days prior to each Redemption Date, written notice shall be mailed, first class postage prepaid, to each holder of record (at the close of business on the business day next preceding the day on which notice is given) of the Redeemable Preferred Stock to be redeemed, at the address last shown on the records of the Corporation for such holder, notifying such holder of the redemption to be effected on the applicable Redemption Date, specifying the number of shares to be redeemed from such holder, the Redemption Date, the Redeemable Preferred Redemption Price, the place at which payment may be obtained and calling upon such holder to surrender to the Corporation, in the manner and at the place designated, the certificate or certificates representing the shares to be redeemed (the "Redemption Notice"). Except as provided in Section B.5(a)(ii)(C), on or after each Redemption Date, each holder of Redeemable Preferred Stock to be redeemed on such Redemption Date shall surrender to the Corporation the certificate or certificates representing such shares, in the manner and at the place designated in the Redemption Notice, and thereupon the applicable Redeemable Preferred Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be cancelled. In the event less than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

          (C) From and after each Redemption Date, unless there shall have been a default in payment of the Redeemable Preferred Redemption Price, all rights of the holders of shares of Redeemable Preferred Stock designated for redemption on such Redemption Date in the Redemption Notice as holders of Redeemable Preferred Stock (except the right to receive the applicable Redeemable Preferred Redemption Price without interest upon surrender of their certificate or certificates) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever. If the funds of the Corporation legally available for redemption of shares of Redeemable Preferred Stock on a Redemption Date are insufficient to redeem the total number of shares of Redeemable Preferred Stock to be redeemed on such date, those funds that are legally available will be used to redeem the maximum possible number of such shares ratably among the holders of such shares to be redeemed such that each holder of a share of Redeemable Preferred Stock receives the same percentage of the applicable Redeemable Preferred Redemption Price. The shares of Redeemable Preferred Stock not redeemed shall remain outstanding and entitled to all the rights and preferences provided herein. At any time thereafter when additional funds of the Corporation are legally available for the redemption of shares of Redeemable Preferred Stock, such funds will immediately be used to redeem the balance of the shares that the Corporation has become obliged to redeem on any Redemption Date but that it has not redeemed.

     (b) Purchase Date. At any time on or after June 18, 2005, upon the election of the holders of not less than two-thirds of the outstanding Redeemable Preferred Stock to cause the Corporation to redeem the Redeemable Preferred Stock, each holder of Redeemable Preferred Stock shall be deemed to have elected to cause the Redeemable Preferred Stock subject to such election to be so redeemed. If at a Redemption Date shares of Convertible Stock are unable to be redeemed (as contemplated by Section B.5(c) below) then holders of the Redeemable Preferred Stock shall also be entitled to interest pursuant to Section B.5(c). The aggregate Redeemable Preferred Redemption Price shall be payable in cash in immediately available funds on the Redemption Date (subject to Section B.5(c)). Until the aggregate Redeemable Preferred Redemption Price has been paid in cash for all shares of Redeemable Preferred Stock being redeemed or acquired: (A) no dividend whatsoever shall be paid or declared, and no distribution shall be made, on any capital stock of the Corporation; and (B) except as permitted in Section A.8(d) and B.8(d), no shares of capital stock of the Corporation (other than Convertible Stock or the Redeemable Preferred Stock in accordance with this Section B.5) shall be purchased, redeemed or acquired by the Corporation and no monies shall be paid into or set aside or made available for a sinking fund for the purchase, redemption or acquisition thereof.

          (c) Redemption Prohibited. If, at a Redemption Date, the Corporation is prohibited by law from redeeming all shares of Redeemable Preferred Stock for which redemption is required hereunder, then it shall redeem such shares on a pro-rata basis among the holders of Redeemable Preferred Stock in proportion to the full respective redemption amounts to which they are entitled hereunder to the extent possible and shall redeem the remaining shares to be redeemed as soon as the Corporation is not prohibited by law from redeeming some or all of such shares. Any shares of Redeemable Preferred Stock not redeemed shall remain outstanding and entitled to all of the rights and preferences provided in this
Article IV. The Corporation shall take such reasonable action as shall be necessary or appropriate to review and promptly remove any impediment to its ability to redeem the Redeemable Preferred Stock under the circumstances contemplated by this Section B.5(c). In the event that the Corporation fails for any reason to redeem shares for which redemption is required pursuant to this Section B.5, including, without limitation, due to a prohibition of such redemption under law, then during the period from the applicable Redemption Date through the date on which such shares are redeemed, the Redeemable Preferred Redemption Price of such shares shall bear interest at the rate equal to the lesser of twelve percent (12%) per annum and the maximum rate permitted by law, with such interest to accrue daily in arrears and to be compounded annually.

          (d) Surrender of Certificates. Upon receipt of the applicable Redeemable Preferred Redemption Price by certified check or wire transfer, each holder of shares of Redeemable Preferred Stock to be redeemed shall surrender the certificate or certificates representing such shares to the Corporation, duly assigned or endorsed for transfer (or accompanied by duly executed stock powers relating thereto), or shall deliver an Affidavit of Loss with respect to such certificates at the principal executive office of the Corporation or the office of the transfer agent for the Redeemable Preferred Stock or such office or offices in the continental United States of an agent for redemption as may from time to time be designated by notice to the holders of Redeemable Preferred Stock, and each surrendered certificate shall be canceled and retired.

     6. Covenants. So long as any shares of Redeemable Preferred Stock shall be outstanding, the Corporation shall not, without first having provided written notice of such proposed action to each holder of outstanding shares of Redeemable Preferred Stock and having obtained the affirmative vote or written consent of the holders of not less than two thirds of the outstanding shares of Redeemable Preferred Stock, voting as a single class, with each share of Redeemable Preferred Stock entitling the holder thereof to one vote per share of Redeemable Preferred Stock held by such holder:

          (a) amend, alter or repeal any provision of, or add any provision to,
Article IV of this Fourth Restated Certificate of Incorporation, or otherwise amend, alter or repeal any provision of, or add any provision to, this Fourth Restated Certificate of Incorporation or the Corporation's by-laws if such latter action would alter or change the preferences, rights, privileges or powers of, or the restrictions provided for the benefit of, any of the Redeemable Preferred Stock;

          (b) create, obligate itself to create, authorize or issue any new class or classes of stock or new series of common stock or preferred stock or any security convertible into or evidencing the right to purchase shares of any new class or series of common stock or preferred stock or any new capital stock of the Corporation having preference over or being on parity with the Redeemable Preferred Stock in any respect; or

          (c) declare or pay any dividends or apply any of its assets to the redemption, retirement, purchase or other acquisition, directly or indirectly, through subsidiaries or otherwise, except for (i) the redemption of Convertible Stock or Redeemable Preferred Stock pursuant to and as provided in this Fourth Restated Certificate of Incorporation, and (ii) the redemption at cost of shares of Common Stock from employees, officers or directors of, or consultants, advisors or independent contractors to, the Corporation or any of its subsidiaries pursuant to a stock option plan approved by the Board of Directors or a committee thereof.

               Further, the Corporation shall not, by amendment of this Fourth Restated Certificate of Incorporation or through any Extraordinary Transaction or other reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities, agreement or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but shall at all times in good faith assist in the carrying out of all the provisions of this Article IV and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the holders of the Redeemable Preferred Stock against impairment. Any successor to the Corporation shall agree, as a condition to such succession, to carry out and observe the obligations of the Corporation hereunder with respect to the Redeemable Preferred Stock.

     7. Notices. In the event (i) the Corporation establishes a record date to determine the holders of any class of securities who are entitled to receive any dividend or other distribution or who are entitled to vote at a meeting (or by written consent) in connection with any of the transactions identified in clause (ii) hereof, or of any Liquidation Event (as defined in Section A.4), any Extraordinary Transaction (as defined in Section A.5), any QPO (as defined in Section A.6) or any other public offering becomes reasonably likely to occur, the Corporation shall mail or cause to be mailed by first class mail (postage prepaid) to each holder of Redeemable Preferred Stock at least twenty
(20) days prior to such record date specified therein or the expected effective date of any such transaction, whichever is earlier, a notice specifying (A) the date of such record date for the purpose of such dividend or distribution or meeting or consent and a description of such dividend or distribution or the action to be taken at such meeting or by such consent, (B) the date on which any such Liquidation Event, Extraordinary Transaction, QPO or other public offering is expected to become effective, and (C) the date on which the books of the Corporation shall close or a record shall be taken with respect to any such event.

          In the event that the Corporation provides or is required to provide notice to any holder of Convertible Stock and Common Stock in accordance with the provisions of this Fourth Restated Certificate of Incorporation (including the provisions of Sections A.5(c) and A.9 and/or the Corporation's by-laws, the Corporation shall at the same time provide a copy of any such notice to each holder of outstanding shares of Redeemable Preferred Stock.

          The holder or holders of not less than two-thirds of the outstanding shares of Redeemable Preferred Stock may, at any time upon written notice to the Corporation, waive any notice provisions specified herein for the benefit of such holders, and any such waiver shall be binding upon all holders of such securities.

      8. No Reissuance of Redeemable Preferred Stock. No share or shares of Redeemable Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion, exchange or otherwise shall be reissued, and all such shares shall be canceled, retired and eliminated from the shares which the Corporation shall be authorized to issue.

      9. Contractual Rights of Holders. The various provisions set forth herein for the benefit of the holders of the Convertible Stock shall be deemed contract rights enforceable by them, including without limitation, one or more actions for specific performance.


C. COMMON STOCK

      1. Voting. The holder of each share of Common Stock shall be entitled to one vote for each such share as determined on the record date for the vote or consent of stockholders. The holders of the Common Stock shall vote together with the holders of the Convertible Stock as a single class upon any items submitted to a vote of stockholders as long as any shares of Convertible Stock are outstanding, except as otherwise provided herein or by law.

            Notwithstanding anything to the contrary contained herein, the number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding or reserved for the exercise of options or warrants or conversion of the Preferred Stock) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, voting together as a single class, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law of the State of Delaware.

      2. Dividends. Except as provided in Section A.3(b), the holders of Common Stock and Convertible Stock shall be entitled to receive dividends out of funds legally available therefor on a pari passu basis as if a single class at such times and in such amounts as the Board of Directors may determine in its sole discretion, as contemplated by Section A.3.

      3. Liquidation. Upon any Liquidation Event, the holders of Common Stock shall be entitled to share in the assets of the Corporation available for distribution as set forth in Sections A.4(a) and B.4(a).


                                   ARTICLE V

      The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

            (a) The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them by statute or by this Certificate of Incorporation or the Bylaws of the Corporation, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.

          (b) The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.

          (c) On and after the closing date of the first sale of the Corporation's Common Stock pursuant to a firmly underwritten registered public offering (the "IPO"), any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders. Prior to such sale, unless otherwise provided by law, any action which may otherwise be taken at any meeting of the stockholders may be taken without a meeting and without prior notice, if a written consent describing such actions is signed by the holders of outstanding shares having not less than the minimum number of votes which would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

          (d) Special meetings of stockholders of the Corporation may be called only (1) by the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board for adoption) or (2) by the holders of not less than ten percent (10%) of all of the shares entitled to cast votes at the meeting.

                                   ARTICLE VI

     1. The number of directors shall initially be set at five (5) and, thereafter, shall be fixed from time to time exclusively by the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board for adoption). Upon the closing of the IPO, the directors shall be divided into three classes with the term of office of the first class (Class I) to expire at the first annual meeting of the stockholders following the IPO; the term of office of the second class (Class II) to expire at the second annual meeting of stockholders held following the IPO; the term of office of the third class (Class III) to expire at the third annual meeting of stockholders; and thereafter for each such term to expire at each third succeeding annual meeting of stockholders after such election. Subject to the rights of the holders of any series of Preferred Stock then outstanding, a vacancy resulting from the removal of a director by the stockholders as provided in Article VI, Section 3 below may be filled at a special meeting of the stockholders held for that purpose. All directors shall hold office until the expiration of the term for which elected, and until their respective successors are elected, except in the case of the death, resignation, or removal of any director.

     2. Subject to the rights of the holders of any series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation or other cause (other than removal from office by a vote of the stockholders) may be filled only by a majority vote of the directors then in office, though less than a quorum, and directors so chosen shall hold office for a term expiring at the next annual meeting of stockholders at which the term of office of the class to which they have been elected expires, and until their respective successors are elected, except in the case of the death, resignation, or removal of any director. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

         3. Subject to the rights of the holders of any series of Preferred Stock then outstanding, any directors, or the entire Board of Directors, may be removed from office at any time, with or without cause, but only by the affirmative vote of the holders of at least a majority of the voting power of all of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class. Vacancies in the Board of Directors resulting from such removal may be filled by a majority of the directors then in office, though less than a quorum, or by the stockholders as provided in Article VI, Section 1 above. Directors so chosen shall hold office for a term expiring at the next annual meeting of stockholders at which the term of office of the class to which they have been elected expires, and until their respective successors are elected, except in the case of the death, resignation, or removal of any director.

                                  ARTICLE VII

         The Board of Directors is expressly empowered to adopt, amend or repeal Bylaws of the Corporation. Any adoption, amendment or repeal of Bylaws of the Corporation by the Board of Directors shall require the approval of a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any resolution providing for adoption, amendment or repeal is presented to the Board). The stockholders shall also have power to adopt, amend or repeal the Bylaws of the Corporation. Any adoption, amendment or repeal of Bylaws of the Corporation by the stockholders shall require, in addition to any vote of the holders of any class or series of stock of the Corporation required by law or by this Certificate of Incorporation, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.


                                  ARTICLE VIII

         A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involved intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

         If the Delaware General Corporation Law is hereafter amended to authorize the further elimination or limitation of the liability of a director, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

         Any repeal or modification of the foregoing provisions of this Article VIII by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

                                   ARTICLE IX
                                   ----------


     The Corporation reserves the right to amend or repeal any provision contained in this Certificate of Incorporation in the manner prescribed by the laws of the State of Delaware and all rights conferred upon stockholders are granted subject to this reservation; provided, however, that, notwithstanding any other provision of this Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any vote of the holders of any class or series of the stock of this Corporation required by law or by this Certificate of Incorporation, the affirmative vote of the holders of at least 66-2/3% of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend or repeal this Article IX, Article V, Article VI, Article VII or Article VIII.

     IN WITNESS WHEREOF, the Corporation has caused this Fourth Restated Certificate to be signed by a duly authorized officer on this 26th day of February, 2004.



                                     WestSideStory, Inc.


                                     By: /s/ Jeff Lunsford
                                         -------------------------------------
                                         Jeff Lunsford
                                         President and Chief Executive Officer


















        [SIGNATURE PAGE TO FOURTH RESTATED CERTIFICATE OF INCORPORATION]